UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 3, 2020

GI DYNAMICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-55195	84-1621425
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

320 Congress Street

Boston, MA 02210

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (781) 357-3300

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act: None.

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

Initial Closing of Series A Preferred Stock Financing

On September 4, 2020 (the “Initial Closing Date”), GI Dynamics, Inc. (the “Company”) sold 60,085,583 shares of Series A Preferred Stock, par value $0.01 per share (“Series A Preferred Stock”), at a purchase price of $0.08863 per share (the “Purchase Price”), for gross proceeds to the Company of approximately $5.0 million, pursuant to an initial closing (the “Initial Closing”) of a private placement offering for up to $10.0 million of Series A Preferred Stock (the “Series A Preferred Stock Financing”) in accordance with the terms and conditions of that certain Series A Preferred Stock Purchase Agreement, dated August 10, 2020 (the “Purchase Agreement”), by and between the Company and Crystal Amber Fund Limited, the Company’s majority stockholder (“Crystal Amber”). The gross proceeds from the Initial Closing included the conversion of $1.25 million in principal plus accrued but unpaid interest from outstanding convertible promissory notes that were converted into shares of Series A Preferred Stock at a per share conversion price equal to 80% of the Purchase Price. The net proceeds from the Initial Closing of approximately $4.7 million will be used for product development and other general corporate purposes.

The Initial Closing was conditioned on the sale of a minimum of 59,343,599 shares of Series A Preferred Stock. Crystal Amber has agreed to purchase any shares not subscribed for by other investors, up to the remaining offering amount of approximately $5.0 million, on or before October 31, 2020.

Each investor in any subsequent closing will be required to represent that, at the time of the applicable closing, it (i) has a substantive, pre-existing relationship with the Company, or has direct contact with the Company outside of the Series A Preferred Stock Financing and (ii) did not independently contact the Company as a result of general solicitation by means of this Current Report on Form 8-K, any press release or any other public disclosure disclosing the material terms of the Series A Preferred Stock Financing.

Restated Certificate and Restated Bylaws

Following the receipt of stockholder approval at the September 2020 Special Meeting (as defined in Item 5.07 below), in connection with the Initial Closing, the Company filed an Amended and Restated Certificate of Incorporation (the “Restated Certificate”) with the Secretary of State of the State of Delaware, effective as of September 3, 2020, to, among other things, (i) increase the number of authorized shares of common stock from 75,000,000 shares to 280,000,000 shares, (ii) increase the number of authorized shares of preferred stock from 500,000 shares to 118,000,000 shares, (iii) establish the terms of the Series A Preferred Stock, which is the only current series of preferred stock, which carries such economic, voting and other rights as set forth in the Restated Certificate, (iv) declassify the Company’s Board of Directors (the “Board”), (v) add an exclusive forum provision and (vi) allow stockholders to act by written consent. In connection with the Restated Certificate, the Board amended and restated the Company’s bylaws (the “Restated Bylaws”) to effectuate the amendments set forth in the Restated Certificate, effective upon the Initial Closing.

The foregoing descriptions of the Restated Certificate and the Restated Bylaws do not purport to be complete descriptions of the terms thereunder and are qualified in their entirety by reference to the Restated Certificate and the Restated Bylaws, copies of which are attached hereto as Exhibits 3.1 and 3.2, respectively, and are incorporated herein by reference.

Other Agreements

In connection with the Initial Closing, the Company executed various additional agreements and instruments, including, among others, the following:

Voting Agreement

The Company entered into a voting agreement (the “Voting Agreement”) with investors, including Crystal Amber, and certain stockholders of the Company listed in Schedule B of the Voting Agreement (collectively, the “Stockholders”). Pursuant to the terms of the Voting Agreement, the Stockholders agreed to vote their shares to elect (a) one director designated from time to time by Crystal Amber, who is Mark Lerdal and (b) one director designated from time to time by Crystal Amber, who is not otherwise involved in the management of Crystal Amber, in each case, for so long as Crystal Amber continues to own beneficially at least 5,000,000 shares of common stock, on an as-converted basis. The Stockholders are also required to vote for any increases in the number of authorized shares of common stock, as necessary, to ensure that at any given time there are sufficient shares of common stock available for conversion of all outstanding shares of Series A Preferred Stock.

The Voting Agreement also provides for drag-along rights, which are triggered if (a) the Board and (b) the holders of more than 50% of the then outstanding shares of common stock and Series A Preferred Stock, voting together on an as-converted basis (the “Selling Holders”), approve a Sale of the Company or a bona fide equity financing (each, as defined in the Voting Agreement). Upon the triggering of such rights, and subject to the satisfaction of specified conditions in the Voting Agreement, the Company and the Stockholders are required to take certain actions in support of such Sale of the Company or such bona fide equity financing, including voting in favor of the transaction, selling the same proportion of shares being sold by the Selling Holders, executing all necessary documents and refraining from dissenting or taking any actions that may prevent the consummation of the transaction.

Notwithstanding the foregoing, the Stockholders are not permitted to participate in such Sale of the Company that is a Stock Sale (as defined in the Voting Agreement), unless all holders of Series A Preferred Stock are allowed to participate and the consideration received from such Stock Sale is allocated in the manner specified in the Restated Certificate.

The Voting Agreement automatically terminates upon (a) the consummation of the Company’s first underwritten public offering of its common stock (other than a registration statement relating either to the sale of securities to employees of the Company pursuant to its stock option, stock purchase or similar plan or an SEC Rule 145 transaction) or (b) the consummation of a Sale of the Company (as defined in the Voting Agreement) and distribution of proceeds to or escrow for the benefit of the Stockholders in accordance with the Restated Certificate.

The foregoing description of the Voting Agreement does not purport to be complete description of the rights and obligations of the parties thereunder and is qualified in its entirety by reference to the Voting Agreement, a copy of which is attached hereto as Exhibit 10.1, and is incorporated herein by reference.

ROFR Agreement

The Company entered into a right of first refusal and co-sale agreement (the “ROFR Agreement”) with investors, including Crystal Amber, and certain stockholders of the Company listed in Schedule B of the ROFR Agreement (the “Key Holders”).

The ROFR Agreement grants the Company a right of first refusal, and grants investors a secondary refusal right, over the shares of Capital Stock (as defined in the ROFR Agreement) held by the Key Holders, in the event a Key Holder desires to transfer such shares to a third party. Subject to certain exceptions, if a Key Holder proposes to transfer any shares of Capital Stock, then, among other transfer restrictions described more fully in the ROFR Agreement, such Key Holder must provide written notice (the “Proposed Transfer Notice”) to the Company setting forth the identity of the proposed transferee, the intended date of the proposed transfer, the purchase price thereof, and other material terms and conditions of the proposed transfer. Within 15 days of receiving the Proposed Transfer Notice, the Company may exercise its right of first refusal to purchase all or any portion of the shares of Capital Stock in the proposed transfer, at the same price and on the same terms and conditions as those offered to the prospective transferee and set forth in the Proposed Transfer Notice.

If the Company does not purchase all of the shares of Capital Stock in the proposed transfer, then each investor may exercise its secondary refusal right to purchase all or a portion of the shares not purchased by the Company, at the same price and on the same terms and conditions as those offered to the prospective transferee and set forth in the Proposed Transfer Notice. Following such exercise of the secondary refusal right, each exercising investor will have the option to purchase all or any part of the balance of any remaining unsubscribed shares in the proposed transfer.

The ROFR Agreement also grants each investor a right of co-sale. Subject to certain exceptions, if any shares of Capital Stock set forth in a Proposed Transfer Notice are not purchased by the Company pursuant to its right of first refusal or by investors pursuant to their secondary refusal rights, and thereafter such shares are to be sold to a proposed transferee, each investor may exercise such right and elect to participate in such proposed transfer on a pro rata basis and on the same terms and conditions specified in the Proposed Transfer Notice.

The foregoing rights do not apply to any sales of shares of Capital Stock (a) to the public in an offering pursuant to an effective registration statement under the Securities Act or (b) pursuant to a Deemed Liquidation Event (as defined in the Restated Certificate). Also, Key Holders are prohibited from transferring their shares of Capital Stock, as determined by the Board, to (x) any competitors of the Company and (y) any customers, distributors or suppliers, which as a result of such transfer, would place the Company at a competitive disadvantage.

The ROFR Agreement automatically terminates upon the earlier of (a) immediately prior to the consummation of a Qualified IPO and (b) the consummation of a Deemed Liquidation Event (as defined in the Restated Certificate).

The foregoing description of the ROFR Agreement does not purport to be complete description of the rights and obligations of the parties thereunder and is qualified in its entirety by reference to the ROFR Agreement, a copy of which is attached hereto as Exhibit 10.2, and is incorporated herein by reference.

Investor Rights Agreement

The Company entered into an investors’ rights agreement (the “Investor Rights Agreement”) with investors. The Investor Rights Agreement grants investors certain registration rights with respect to the Registrable Securities (as defined in the Investor Rights Agreement) held by them, which securities generally include: (a) the common stock issuable or issued upon conversion of the Series A Preferred Stock and (b) any common stock, or any common stock issued or issuable (directly or indirectly) upon conversion and/or exercise of any securities of the Company, acquired by such investors after the date of the Investor Rights Agreement. The registration of the Company’s common stock pursuant to the exercise of these registration rights will enable holders to sell their shares under the Securities Act when the applicable registration statement is declared effective.

Form S-1 Demand Registration Rights. If, at any time following the earlier of (a) the 3 year anniversary of the date of the Investor Rights Agreement and (b) 180 days after a Qualified IPO, the holders of at least 50% of the Registrable Securities then outstanding request that the Company register at least 50% of the Registrable Securities then outstanding on Form S-1, then the Company is required to register their shares, subject to certain limitations described in the Investor Rights Agreement. Such demand registration rights may be invoked on no more than one occasion in any 12-month period, and the Company is obligated to effect at most two registrations in response to such rights.

Form S-3 Demand Registration Rights. If, at any time the Company is eligible to register its shares on a Form S-3 registration statement, the holders of at least 30% of the Registrable Securities then outstanding request that the Company effect a registration statement on Form S-3 with respect to their Registrable Securities having an anticipated aggregate offering price of at least $5 million, then the Company will be required to effect such registration, subject to certain limitations described in the Investor Rights Agreement. Such demand registration rights may be invoked on no more than one occasion in any 12-month period, and the Company will be obligated to effect at most two registrations in response to such rights.

Piggy-back Registration Rights. If at any time the Company proposes to register its securities in a public offering solely for cash, other than in an Excluded Registration (as defined in the Investor Rights Agreement), then, subject to certain exceptions, the holders of Registrable Securities will be entitled to include their Registrable Securities in such registration.

The registration rights terminate upon the earliest to occur of: (a) the closing of a Deemed Liquidation Event (as defined in the Restated Certificate), (b) with respect to any particular holder, at such time, following the consummation of a Qualified IPO, when such holder stockholder can sell all of its shares pursuant to Rule 144 of the Securities Act or otherwise, during any three month period without registration, and (c) the 5 year anniversary of the date of the Investor Rights Agreement.

The Company is generally required to pay all expenses relating to registrations, other than underwriting discounts and commissions and subject to limitation of $10,000 for the reasonable fees of one special counsel for the participating holders. The Investor Rights Agreement also includes customary indemnification and procedural terms.

In addition to the registration rights described above, each investor that holds at least one million shares of Registrable Securities is entitled to certain information rights with respect to the Company’s financials, certain inspection rights with respect to the Company’s properties and books and records, and a right of first offer with respect to future issuances of the Company’s securities. Such information and inspection rights terminate (a) immediately before the consummation of a Qualified IPO, (b) when the Company becomes subject to the periodic reporting requirements of Section 12(b), 12(g) or 15(d) of the Exchange Act following the date on which the Company deregisters or is otherwise no longer subject to the periodic reporting requirements of Section 12(g) or 15(d) of the Exchange Act, or (iii) upon the closing of a Deemed Liquidation Event (as defined in the Restated Certificate), whichever event occurs first.

The foregoing description of the Investor Rights Agreement does not purport to be complete description of the rights and obligations of the parties thereunder and is qualified in its entirety by reference to the Investor Rights Agreement, a copy of which is attached hereto as Exhibit 10.3, and is incorporated herein by reference.

Note Exchange and Warrant Cancellation Agreement

The Company entered into a note exchange and warrant cancellation agreement with Crystal Amber (the “Note Exchange and Warrant Cancellation Agreement”), under which Crystal Amber surrendered the unsecured convertible promissory note issued by the Company on August 21, 2019 (the “August 2019 Note”) to the Company for cancellation, and in exchange, the Company issued Crystal Amber a new unsecured convertible promissory note in a principal amount of $4,894,116.76 (the “Exchange Note” and such exchange, the “Exchange”). Upon the Exchange, the August 2019 Note automatically terminated, and the Company’s outstanding obligations under the August 2019 Note, including any related contractual obligations, were deemed to have been fully satisfied.

Contemporaneously with the Exchange, and without any further action on the part of the Company or Crystal Amber, the warrant issued to Crystal Amber on January 13, 2020 was also terminated, and the Company was deemed to have been released from its obligations in respect of such warrant, including any related contractual obligations.

The Exchange Note accrues interest at a rate equal to 5% per annum compounded annually, other than during the continuance of an event of default, in which case the Exchange Note accrues interest at a rate of 8% per annum. If the Exchange Note has not already been paid in full or otherwise converted pursuant to its terms, the entire outstanding principal balance and all unpaid accrued interest thereon is due on June 30, 2022 (the “Maturity Date”). Crystal Amber, as the holder of the Exchange Note, has the option any time prior to the Maturity Date to convert the entire outstanding principal balance under the Exchange Note and all unpaid accrued interest thereon (the “Outstanding Amount”) into a number of shares of common stock equal to the quotient obtained by dividing (a) the Outstanding Amount by (y) 200% of the initial purchase price per share in the Series A Preferred Stock Financing. In addition, the Company is not permitted to prepay the Exchange Note prior to the Maturity Date without the consent of Crystal Amber.

The foregoing descriptions of the Note Exchange and Warrant Cancellation Agreement and the Exchange Note do not purport to be complete descriptions of the rights and obligations of the parties thereunder and are qualified in their entirety by reference to the Note Exchange and Warrant Cancellation Agreement and the Exchange Note, copies of which are attached hereto as Exhibits 10.4 and 4.1, respectively, and are incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure set forth under Item 1.01 of this Current Report on Form 8-K is incorporated into this Item 2.03 by reference.

Item 3.02	Unregistered Sales of Equity Securities.

The disclosure set forth under Item 1.01 of this Current Report on Form 8-K is incorporated into this Item 3.02 by reference. The shares of Series A Preferred Stock, and the shares of common stock underlying such securities, offered and sold in connection with the Series A Preferred Stock Financing have not been registered under the Securities Act in reliance upon the exemption provided in Section 4(a)(2) thereof.

Item 3.03	Material Modification to Rights of Security Holders.

The disclosure set forth under Item 1.01 of this Current Report on Form 8-K is incorporated into this Item 3.03 by reference.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

2020 Employee, Director and Consultant Equity Incentive Plan

On August 8, 2020, the Board approved the Company’s 2020 Employee, Director and Consultant Equity Incentive Plan (the “2020 Plan”) to provide for the issuance of equity awards reflecting up to 41,710,968 of shares of common stock to enable the Company to recruit and retain highly qualified employees, directors and consultants; provide them with an incentive for productivity; and provide them with an opportunity to share in the growth and value of the Company. The Board submitted the 2020 Plan to the stockholders of the Company for approval at the September 2020 Special Meeting, which was further approved, as further described in Item 5.07 below.

The foregoing description is qualified in its entirety by reference to the 2020 Plan, a copy of which is attached hereto as Exhibit 10.5, and incorporated herein by reference.

Director and Officer Indemnification Agreements

On September 4, 2020, the Company entered into indemnification agreements with its sole director and its executive officers in connection with the Initial Closing. These agreements require the Company to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to the Company, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified.

These indemnification rights are not exclusive of any other right which an indemnified person may have or hereafter acquire under any statute, provision of the Restated Certificate, the Restated Bylaws, any agreement, or vote of stockholders or disinterested directors or otherwise.

The foregoing description of the indemnification agreements does not purport to be complete description of the rights and obligations of the parties thereunder and is qualified in its entirety by reference to the form of indemnification agreement, a copy of which is attached hereto as Exhibit 10.6 and is incorporated herein by reference.

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

The disclosure set forth under Item 1.01 of this Current Report on Form 8-K is incorporated into this Item 5.03 by reference.

Item 5.07	Submission of Matters to a Vote of Security Holders.

On September 3, 2020, the Company held a Special Meeting of Stockholders (the “September 2020 Special Meeting”). Of the Company’s 34,388,678 shares of common stock issued and outstanding and eligible to vote as of the record date of August 14, 2020, a quorum of 69,532,602 shares, or approximately 92.71% of the eligible shares, was present in person or represented by proxy. Each of the matters set forth below is described in detail in the Company’s Proxy Statement (the “Proxy Statement”) on Schedule 14A filed with the Securities and Exchange Commission on August 20, 2020. The following proposals were all approved at the September 2020 Special Meeting:

Proposal 1 — To amend and restate the Company’s amended and restated certificate of incorporation to, among other things, implement the following material amendments, as further described in the Proxy Statement:

Proposal 1(a) — To increase the number of authorized shares of common stock, $0.01 par value per share, from 75,000,000 shares to 280,000,000 shares.

For	Against	Abstained	Broker Non-Vote
69,532,602	0	0	0

Proposal 1(b) — To increase the number of authorized shares of preferred stock, $0.01 par value per share, from 500,000 shares to 118,000,000 shares.

For	Against	Abstained	Broker Non-Vote
69,532,602	0	0	0

Proposal 1(c) — To establish the terms of the Series A Preferred Stock, which will be the only current series of preferred stock.

For	Against	Abstained	Broker Non-Vote
69,532,602	0	0	0

Proposal 1(d) — To declassify the Board and provide for the annual election of directors.

For	Against	Abstained	Broker Non-Vote
69,532,602	0	0	0

Proposal 1(e) — To include a provision to designate the Delaware Chancery Court as the exclusive forum for certain legal actions.

For	Against	Abstained	Broker Non-Vote
69,532,602	0	0	0

Proposal 1(f) — To allow stockholders to act by written consent.

For	Against	Abstained	Broker Non-Vote
69,529,739	2,863	0	0

Proposal 2 — To approve the Company’s 2020 Employee, Director and Consultant Equity Incentive Plan (also referred to herein as the 2020 Plan).

For	Against	Abstained	Broker Non-Vote
69,532,602	0	0	0

Proposal 3 — To authorize an adjournment of the September 2020 Special Meeting, if necessary, even if a quorum is present, to solicit additional proxies if there are not sufficient votes in favor of Proposals 1 and 2.

For	Against	Abstained	Broker Non-Vote
69,532,602	0	0	0

Item 8.01      Other Events.

On September 10, 2020, the Company issued a press release announcing the Initial Closing and the September 2020 Special Meeting. A copy of the press release is attached hereto as Exhibit 99.1.

Item 9.01        Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

3.1	Restated Certificate.

3.2	Restated Bylaws.

4.1	Exchange Note.

10.1	Voting Agreement.

10.2	ROFR Agreement.

10.3	Investor Rights Agreement.

10.4	Note Exchange and Warrant Cancellation Agreement.

10.5+	2020 Employee, Director and Consultant Equity Incentive Plan.

10.6+	Form of Indemnification Agreement.

99.1	Press Release, dated September 10, 2020.

+	Indicates a management contract or compensatory plan.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GI DYNAMICS, INC.

Dated: September 10, 2020	/s/ Charles Carter
Charles Carter
Chief Financial Officer